SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 25, 1999


                                  NEWCOM, INC.
             (Exact Name of Registrant as Specified in its Charter)


         DELAWARE                        0-23079                95-4485355
(State or other Jurisdiction           (Commission           (I.R.S. Employer
of Incorporation or Organization)      File Number)          Identification No.)


                               2335 Alaska Avenue
                          El Segundo, California 90245
                    (Address of principal executive offices)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (310) 643-5300

FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT:

                                31166 Via Colinas
                           Westlake Village, CA 91362


ITEM 5.  OTHER EVENTS

         On May 25, 1999, the Registrant, NewCom, Inc., issued the following press release describing certain material changes in its business.

NEWS
FOR IMMEDIATE RELEASE

CONTACT:
Steven C. Veen                                        Diane Will
NewCom, Inc.                                          Willstar Consultants, Inc.
310-643-5300, Ext. 215                                214-954-9300
                                                      djwill@flash.net

              NewCom Announces Cessation of Day-to-Day Operations;
                      Efforts to Effect a Recapitalization;
        Anticipated Delisting of Securities from the Nasdaq Stock Market.


EL SEGUNDO, CALIFORNIA, May 25, 1999---NEWCOM, INC. (Nasdaq: NWCM) today reported certain material developments regarding its business and operations which have taken place since January 1999 regarding (1) the termination of its working capital line, (2) cessation of day-to-day operations, and (3) the anticipated delisting of its securities on The Nasdaq Stock Market.

Termination of Working Capital Line; Cessation of Day-to-Day Operations

In January of 1999 the Company reported that Deutsche Financial Services ("DFS") deemed it ineligible to obtain advances under its working capital line and that DFS would not agree to resume advances until such time as NewCom was able to demonstrate an improvement in its accounts receivables borrowing base. As a result, steps were taken by the Company to reduce overhead until additional financing could be obtained. The Company immediately implemented a series of layoffs of personnel and entered into discussions with DFS and others to restructure its indebtedness and obtain new sources of working capital. The Company also intensified efforts to collect outstanding trade receivables. As a result of the lack of financing, since January 1999, the Company has been unable to sell any material amounts of goods.

To date the Company remains unable to obtain any new sources of financing and 100% of collections from prior product sales have been applied by DFS since January 1999 to reduce the outstanding indebtedness under the working capital line. Accordingly, NewCom has been forced to suspend its day-to-day operations. This in turn has required that NewCom lay off substantially all of its operational personnel and close its principal offices in Westlake Village, California.

DFS, in its capacity as a secured lender, has taken possession of NewCom's inventory with a view towards its liquidation. Proceeds from the sale of the inventory will be used to satisfy the Company's indebtedness to DFS, which is estimated to be in excess of $8 million. DFS has also instituted legal proceedings against NewCom to collect any remaining outstanding balance owed by NewCom to DFS under the credit line.

Efforts are continuing to restructure the business and capital structure of NewCom. Such a restructuring may involve discontinuing NewCom's traditional computer peripherals business and engaging in a new line of business. However, the ability to successfully restructure NewCom's business is dependent upon a number of factors, including obtaining new sources of debt or equity financing and the successful restructuring of NewCom's indebtedness. Presently, NewCom has no commitments to obtain additional working capital, nor have any formal agreements been reached with any of its principal creditors to effect a restructuring. There are no assurances that NewCom will be able to effect a restructuring. Furthermore, unless and until NewCom is able to obtain working capital, it does not expect to have sufficient resources to complete its annual audit and timely file its Form 10-K with the SEC, normally due 90 days following the end of NewCom's February 28 fiscal year end.

Anticipated Delisting of Common Stock and Warrants

In February 1999 the Company was notified by The Nasdaq Stock Market, Inc. that NewCom was not in compliance with one of the Nasdaq listing requirements which required that the issuer maintain a market value of its public float of not less than $5 million. The Company was granted until May 25, 1999, to come into compliance with the $5 million public float requirement or its securities would be delisted by Nasdaq at the opening of business on May 27, 1999.

As the Company has been unable to comply with Nasdaq's public float requirement it anticipates that its Common Stock and publicly traded Warrants will be delisted at the opening of business on May 27, 1999. The Company expects that the Common Stock will trade on the NASD, Inc. Electronic Bulletin Board effective May 27, 1999, under the symbol NWCM.

Any statements that are not historical facts contained in this Press Release are forward-looking statements that involve risks and uncertainties, including but not limited to the Company's ability to obtain financing and to restructure its business and capital structure.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  NEWCOM, INC.
                                  (Registrant)

Date:  May 25, 1999                                By:   /s/ Steven C. Veen
                                                         -----------------------
                                                         Steven C. Veen,
                                                         Chief Financial Officer
                                                         (Chief Financial and
                                                         Accounting Officer)